Exhibit 99.1


           CompuDyne to Record an Impairment Charge for its Public Safety and Justice Segment


    ANNAPOLIS, Md.--(BUSINESS WIRE)--March 20, 2007--CompuDyne Corporation (NASDAQ:CDCY), an industry leader in sophisticated security products, integration, and technology for the public security markets, announced that on March 15, 2007 its Board of Directors concluded that it will record impairment charges against goodwill and other intangible assets associated with its Public Safety and Justice segment in the fourth quarter of 2006. This segment has embarked on a major overhaul of its suite of existing software products to a "Microsoft.net" software platform from their current platform. As a result of this undertaking, for which the costs incurred to date have been expensed, reported earnings have been depressed temporarily and thus the Board of Directors has concluded that an impairment charge is required. We currently estimate the impairment charges to total $16.1 million against its goodwill and other intangible assets as required by GAAP. A formal impairment analysis is occurring in connection with the preparation of the Company's financial statements for the year ended December 31, 2006.

    In recent months the Company has received market indications that this business segment may actually be worth in excess of its current carrying value. The Company is required, however, to comply with GAAP and record a book value impairment charge.

    Certain statements made in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including those statements concerning the Company's expectations with respect to future operating results and other events. Although the Company believes it has a reasonable basis for these forward-looking statements, these statements involve risks and uncertainties that cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors which could cause actual results to differ from expectations include, among others, capital spending patterns of the security market and the demand for the Company's products, competitive factors and pricing pressures, changes in legislation, regulatory requirements, government budget problems, the Company's ability to secure new contracts, the ability to remain in compliance with its bank covenants, delays in government procurement processes, inability to obtain bid, payment and performance bonds on various of the Company's projects, technological change or difficulties, the ability to refinance debt when it becomes due, product development risks, commercialization difficulties, adverse results in litigation, the level of product returns, the amount of remedial work needed to be performed, costs of compliance with Sarbanes-Oxley requirements and the impact of the failure to comply with such requirements, risks associated with internal control weaknesses identified in complying with Section 404 of Sarbanes-Oxley, the Company's ability to realize anticipated cost savings, the Company's ability to simplify its structure and modify its strategic objectives, and general economic conditions. Risks inherent in the Company's business and with respect to future uncertainties are further described in its other filings with the Securities Exchange Commission, such as the Company's Form 10-K, Form 10-Q, and Form 8-K reports.


    CONTACT: CompuDyne Corporation
             Investor Relations
             Geoffrey F. Feidelberg, 410-224-4415 ext 313 investors.relations@compudyne.com